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Exhibit 99.(d)(8)

PURCHASE AGREEMENT

        THIS PURCHASE AGREEMENT ("Agreement") is made as of June 23, 2005 (the "Effective Date"), by and between Chuck Eudaily ("Seller") and BG Capital Group Ltd., a Bahamian corporation ("BG Capital").

R E C I T A L S

        A.    Seller holds options (collectively, the "Options"), representing the right to purchase up to 30,000 shares (the "Option Shares") of The Neptune Society, Inc., a florida corporation ("NPTI") in the aggregate.

        B.    BG Capital has agreed to purchase the Option Shares on the terms and subject to the conditions set forth herein.

A G R E E M E N T S

        Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.    Agreement to Purchase and Sell Option Shares.    On the terms contained in this Agreement and subject to the conditions contained herein, Seller agrees to sell to BG Capital, and BG Capital agrees to purchase from Seller, the Option Shares for a purchase price of $2.68 per share (the "Purchase Price").

        2.    Time and Place of Closing.    The transaction contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m., prevailing business time, at the offices of Winston & Strawn, 333 S. Grand Ave., 38th Floor, Los Angeles, CA 90071, on a date designated by BG Capital that is at least one day but not more than 30 days following the satisfaction of the conditions set forth in Section 3 hereof (the "Closing Date"). At the Closing, BG Capital shall deliver the Purchase Price to Seller. Seller shall immediately (and in any event within one (1) day of the Closing) use such amounts to exercise the Options in accordance with the terms thereof. Upon receipt of the Option Shares, Seller shall immediately (and in any event within one (1) day of receipt thereof) deliver the Option Shares to BG Capital, properly endorsed for transfer to BG Capital.

        3.    Closing Conditions.

          (a)    Conditions to Obligations of Seller.    The obligation of Seller to deliver the Option Shares to BG Capital is subject to the following:

            (i)    the delivery to Seller of this Agreement executed by BG Capital;

            (ii)   the delivery to Seller of the Purchase Price in cash or by wire transfer of immediately available funds; and

            (iii)  the Schedule 13e-3 shall have been filed by BG Capital, become effective and distributed to the NPTI shareholders as required by applicable Florida law and state and federal securities laws.

          (b)    Conditions to Obligations of BG Capital.    The obligation of BG Capital to purchase the Option Shares is subject to the following:

            (i)    the delivery to BG Capital of this Agreement executed by Seller; and

            (ii)   the Schedule 13e-3 shall have been filed by BG Capital, become effective and distributed to the NPTI shareholders as required by applicable Florida law and state and federal securities laws.

          4.    Representations and Warranties of BG Capital.    BG Capital represents and warrants to Seller that: BG Capital is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The Option Shares to be acquired by BG Capital pursuant to this Agreement are being or will be acquired for its own account and with no present intention of distributing or reselling the Option Shares or any part thereof without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of the Option Shares under an effective registration statement under the Securities Act or under an exemption from such registration available under the Securities Act. If BG Capital should in the future decide to dispose of the Option Shares, BG Capital understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect.

        5.    Representations and Warranties of Seller.    Seller represents and warrants to BG Capital that Seller has good title to the Options and the Option Shares free and clear of any Claims.

        6.    Miscellaneous.

          (a)    Notices.    All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, or by nationally recognized private carrier shall be deemed given on the first business day following receipt. All notices shall be addressed as set forth on the signature page hereto.

          (b)    Entire Agreement.    Seller and BG Capital intend this Agreement to be the final expression of their agreement and as a complete and exclusive statement of the terms and provisions thereof. No representations, understandings, or agreements have been made or relied upon in the making of this Agreement other than those specifically set forth herein. All prior discussions, agreements and negotiations are hereby superseded by and merged an incorporated into this Agreement.

          (c)    Survival; Non-Waiver.    All representations and warranties shall survive the Closing (and none shall merge into any instrument of conveyance) regardless of any investigation or lack of investigation by any of the parties hereto. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, right or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

          (d)    Applicable Law.    This Agreement shall be construed according to the internal laws of the State of California.

          (e)    Binding Effect.    This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (f)    Assignment.    This Agreement shall not be assignable by any party without the prior written consent of the other parties hereto.

          (g)    Amendments.    This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered by each party hereto.

          (h)    Headings.    The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

          (i)    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

          (j)    Counterparts.    This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          (k)    No Strict Construction.    The parties hereto (and counsel for each party hereto) jointly participated in the negotiation and drafting of this Agreement. This Agreement is the product of arms-length negotiation carried on among the parties hereto and their respective counsel. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any party hereto.

          (l)    Advice of Counsel.    The parties hereto hereby represent and acknowledge that in entering into this Agreement each of them has been advised by their own independently selected legal counsel. Each of the parties hereto further represents and acknowledges that in entering into this Agreement they have relied solely on the advice of their chosen counsel, and on their own independent investigation of all of the facts and circumstances relevant to this Agreement and its terms and preparation. Each of the parties hereto represents and acknowledges that they have carefully read the entirety of this Agreement, know and understand the contents hereof, and enter into this Agreement in good faith, without committing fraud, and freely and voluntarily without undue influence, coercion, or duress.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Purchase Agreement on the date first above written.

BG CAPITAL GROUP LTD.
By:	/s/ ROBERT GENOVESE
Name:	Robert Genovese
Its:	President
ADDRESS:
BG Capital Group Ltd. Slot #2000 A.P. 59223 Nassau, Bahamas Attn: Robert Genovese
/s/ CHUCK EUDAILY Chuck Eudaily
ADDRESS:
190 Silver Lake Ct. Simi Valley, CA 93065

[Signature Page to Purchase Agreement]

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  Exhibit 99.(d)(8)